Exhibit 99.1

PRESS RELEASE Massey Energy Company 4 North Fourth Street, Richmond, VA

COMPANY CONTACT:	Roger Hendriksen	FOR IMMEDIATE RELEASE
	Director, Investor Relations	March 16, 2010
(804) 788-1824

MASSEY ENERGY ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE

CUMBERLAND RESOURCES CORPORATION AND AFFILIATED COMPANIES

Acquisition to Significantly Increase Metallurgical Coal Production and Reserves

Richmond, Virginia, March 16, 2010 – Massey Energy Company (NYSE: MEE) announced today that it has signed a definitive agreement to purchase Cumberland Resources Corporation and its affiliated companies for $960 million in a combined cash and stock transaction. Cumberland is one of the largest privately held coal producers in the United States with 2009 produced coal revenue of $550 million generated from the production and sale of 7.8 million tons of high quality Central Appalachian coal. Massey will acquire Cumberland free of debt.

Based in Abingdon, Virginia, Cumberland operates primarily underground coal mines in Southwestern Virginia and Eastern Kentucky. Its assets include an estimated 416 million tons of contiguous coal reserves, a preparation plant in Kentucky served by the CSX railroad and a preparation plant in Virginia served by the Norfolk Southern railroad. Of the estimated reserves, Massey believes more than half (216 million tons) have metallurgical coal qualities.

Cumberland’s existing operations currently produce both steam and metallurgical quality coals. Approximately 4.8 million tons of its current annual production is of metallurgical quality of which 800,000 tons are currently being sold into the metallurgical coal market. Massey expects to be able to produce approximately 5.0 million tons of metallurgical quality coal annually with the existing Cumberland assets. Massey does not expect any additional development capital would be required to reach this production target.

“We are extremely pleased with this acquisition opportunity and the value it represents for Massey stockholders,” said Don Blankenship, Massey Energy Company’s Chairman and Chief Executive Officer. “The Cumberland assets and operations will be highly complementary to our existing base and fit well with our strategy in Central Appalachia. Cumberland’s track record of low-cost production, their focus on underground mining and their low legacy liabilities are consistent with Massey’s history and strategy. We believe this acquisition is an excellent fit for Massey. Our analysis shows it will be accretive to earnings per share beginning this year and we believe it will add significant shareholder value.”

Massey believes it will achieve operating synergies when this transaction and the integration of the Cumberland operations are complete. These synergies are expected to result from increased global marketing of metallurgical quality coal through Massey’s established sales network, sharing of operational best practices, purchasing synergies and working capital optimization.

Cumberland generated EBITDA of $115 million in 2009 (see note 1). As of December 31, 2009, Cumberland had approximately 8.1 million tons of coal committed and priced for sale in 2010, primarily with thermal coal customers. Massey expects to be able to utilize coal produced from the acquired operations to increase metallurgical coal sales by up to 5 million tons annually over the next couple of years.

On a pro-forma basis, after adding the Cumberland reserves, Massey will have an estimated total reserve base of 2.9 billion tons. An estimated 1.3 billion tons of Massey’s total coal reserves are of metallurgical quality.

Commenting on the transaction, Massey’s President, Baxter F. Phillips, Jr. said, “Richard Gilliam and his team have done an excellent job in building a great company. They have a tremendous workforce of over 1,000 talented and experienced miners and support staff that we will be proud to count among our Massey members. We consider ourselves fortunate to have the opportunity for such a quality asset to become part of the Massey organization.”

Under the terms of the agreement, the aggregate consideration to be paid by Massey is $960 million, consisting of $640 million in cash and $320 million in shares of Massey’s common stock, calculated based upon the average closing price of Massey’s common stock for the 20 trading days ending on the day prior to the closing of the acquisition, subject to adjustment for working capital.

The Purchase Agreement contains customary representations, warranties, covenants and conditions, as well as indemnification provisions subject to specified limitations. The closing of the acquisition is subject to the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, certain third-party consents and other customary closing conditions. The acquisition is expected to close in the second quarter of 2010.

The boards of Massey and Cumberland have approved the transaction. In connection with the transaction, Stifel, Nicolaus & Company is acting as advisor and fairness opinion provider to Massey and UBS Investment Bank is acting as lead financial advisor to Cumberland. Troutman Sanders LLP provided legal advice to Massey; and PennStuart LLP, regular counsel to Cumberland, and McGuireWoods LLP, special counsel, provided legal advice to Cumberland and its affiliated companies.

In conjunction with the acquisition announcement, Massey announced that although it has only preliminary data with respect to projected first quarter results, operating results for the first two months of 2010 were below its internal operating forecast and that the full first quarter 2010 results are currently anticipated to also be below forecasted operating results. The shortfall to the operating plan in the first two months was largely the result of continuing weather related disruptions of coal production and shipments. Massey does not intend to update this forecast and actual results for the first quarter of 2010 may be affected by factors other than what is discussed above. Going forward, Massey plans to maintain its established practice of providing guidance on an annual basis in conjunction with its quarterly earnings releases.

Members of the Massey’s senior management will hold a conference call to discuss the acquisition on Wednesday, March 17, 2010, at 9:00 a.m. ET. The call can be accessed via the Investor Relations page on the Massey Energy Company website at www.masseyenergyco.com. A replay of the call will be available at the same site through April 15, 2010.

About Massey

Massey Energy Company, headquartered in Richmond, Virginia, with operations in West Virginia, Kentucky and Virginia, is the largest coal company in Central Appalachia and is included the S&P 500 index.

About Cumberland

Cumberland, a privately-owned company headquartered in Abingdon, Virginia, operates underground and surface coal mines in Southwestern Virginia and Eastern Kentucky.

FORWARD-LOOKING STATEMENTS: Certain statements in this press release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to come within the safe harbor protection provided by those sections. Any forward-looking statements are also subject to a number of assumptions regarding, among other things, future economic, competitive and market conditions. These assumptions are based on facts and conditions as they exist at the time such statements are made as well as predictions as to future facts and conditions, the accurate prediction of which may be difficult and involve the assessment of circumstances or events beyond the Company’s control. The Company disclaims any intent or obligation to update these forward-looking statements unless required by securities law, and the Company cautions the reader to not rely on them unduly. Caution must be exercised in relying on forward-looking statements including disclosures that use words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “may,” “plan,” “project,” “will,” and similar words or statements that are subject to risks, trends and uncertainties that could cause the Company’s actual results to differ materially from the expectations expressed or implied in such forward-looking statements. Factors potentially contributing to such differences include, among others: the Company’s cash flows, results of operation or financial condition; the successful completion of acquisition, disposition or financing transactions, including the acquisition of Cumberland, and the effect thereof on our business; our ability to successfully integrate the operations we acquire, including as a result of the pending acquisition of Cumberland; governmental policies, laws, regulatory actions and court decisions affecting the coal industry or our customers’ coal usage; legal and administrative proceedings, settlements, investigations and claims and the availability of insurance coverage related thereto; inherent risks of coal mining beyond our control, including weather and geologic conditions or catastrophic weather-related damage; inherent complexities make it more difficult and costly to mine in Central Appalachia than in other parts of the United States; our production capabilities to meet market expectations and customer requirements; our ability to obtain coal from brokerage sources or contract miners in accordance with their contracts; our ability to obtain and renew permits necessary for our existing and planned operations in a timely manner; the cost and availability of transportation for our produced coal; our ability to expand our mining capacity; our ability to manage production costs, including labor costs; adjustments made in price, volume or terms to existing coal supply agreements; the worldwide market demand for coal, electricity and steel; environmental concerns related to coal mining and combustion and the cost and perceived benefits of alternative sources of energy such as natural gas and nuclear energy; competition among coal and other energy producers, in the United States and internationally; our ability to timely obtain necessary supplies and equipment; our reliance upon and relationships with our customers and suppliers; the creditworthiness of our customers and suppliers; our ability to attract, train and retain a skilled workforce to meet replacement or expansion needs; our assumptions and projections concerning economically recoverable coal reserve estimates; our failure to enter into anticipated new contracts; future economic or capital market conditions; foreign currency fluctuations; the availability and costs of credit, surety bonds and letters of credit that we require; the lack of insurance against all potential operating risks; our assumptions and projections regarding pension and other post-retirement benefit liabilities; our interpretation and application of accounting literature related to mining specific issues; our assumptions concerning economically recoverable coal reserve estimates, and the successful implementation of our strategic plans and objectives for future operations and expansion or consolidation.

Additional information concerning these and other factors can be found in press releases and Massey’s public filings with the Securities and Exchange Commission, including Massey’s Annual Report on Form 10-K for the year ended December 31, 2009, which was filed on March 1, 2010, and subsequently filed interim reports. Massey’s filings are available either publicly, on the Investor Relations page of Massey’s website, www.masseyenergyco.com, or upon request from Massey’s Investor Relations Department: (866) 814-6512 (toll free). For further information, please visit Massey’s website at www.masseyenergyco.com.

Note 1. Non-GAAP Measures

“EBITDA” is defined as Income before interest and taxes before deducting Depreciation, depletion, and amortization (“DD&A”). Although EBITDA is a measure of performance not calculated in conformity with accounting principles generally accepted in the United States (“GAAP”), we believe such measure is useful to an investor in evaluating Cumberland because it is widely used in the coal industry as a measure to evaluate a company’s operating performance before debt expense and as a measure of its cash flow. EBITDA does not purport to represent operating income, net income or cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance calculated in accordance with GAAP. In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The following table reconciles Cumberland’s EBITDA to the nearest GAAP measure of Net Income:

(in millions)	Full Year 2009

Net income	$92
Income tax (expense)/benefit	—
Net Interest expense	—

EBIT	$92
Depreciation, depletion and amortization	$23

EBITDA	$115

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